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                                                                     Exhibit 8.1

                                  June 6, 2002

LEAF Asset Management, Inc.
Lease Equity Appreciation Fund I, L.P.
1845 Walnut Street, 10th Floor
Philadelphia, PA 19103

   Re: Lease Equity Appreciation Fund I, L.P. Form S-1

Ladies and Gentlemen:

   We have acted as counsel to Lease Equity Appreciation Fund I, L.P. ("the Partnership") in connection with the Registration Statement on Form S-1, Registration No. 333-84730 (the "Registration Statement") relating to the offer and sale (the "Offering") of up to 500,000 units of limited partnership interest in the Partnership (the "Units"). In connection therewith, we prepared the discussion set forth under the caption "Federal Income Tax Considerations" (the "Discussion") in the Registration Statement.

   The Discussion, subject to the qualifications stated therein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of Units pursuant to the Offering.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Discussion. The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.


                                   Very truly yours,

                                   /s/ Ledgewood Law Firm, P.C.
                                   --------------------------------------------
                                   LEDGEWOOD LAW FIRM, P.C.















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